Exhibit (d)(30)

AMENDED AND RESTATED

APPENDIX A

TO THE INVESTMENT MANAGEMENT AGREEMENT

This Amended and Restated Appendix A, as amended April 30, 2018 (“Appendix A”), to the Ivy Variable Insurance Portfolios Investment Management Agreement dated July 29, 2016 (the “Agreement”), is effective as of April 30, 2018, and supersedes any prior Appendix A to the Agreement.

Ivy VIP International Core Equity

Ivy VIP Micro Cap Growth

Ivy VIP Natural Resources

Ivy VIP Pathfinder Moderate – Managed Volatility

Ivy VIP Pathfinder Moderately Aggressive – Managed Volatility

Ivy VIP Pathfinder Moderately Conservative – Managed Volatility

Ivy VIP Securian Real Estate Securities

Ivy VIP Small Cap Core